EXHIBIT 99(a)

Bank of Granite
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NEWS

NEWS FOR IMMEDIATE RELEASE:	May 22, 2007
Bank of Granite Corporation to Increase
Its Stock Repurchase Plan
GRANITE FALLS, NORTH CAROLINA—Bank of Granite Corporation (NASDAQ: GRAN) announced today that its Board of Directors has authorized an additional $10 million stock repurchase program. These repurchases may take place from time to time in the open market or privately negotiated transactions, depending on market conditions and subject to compliance with all appropriate securities laws and regulations.
Charles M. Snipes, Chairman and Chief Executive Officer, said it was the Company’s intention to continue to repurchase shares as long as the price remains below its estimated intrinsic value. He added, “this decision by the Board enables us to have additional choices in allocating our capital and will allow us to continue our goal of building value for our shareholders.” Since the Company began repurchasing its shares in the first quarter of 1999, it has repurchased over 2.9 million shares at a cost of approximately $43.3 million, or an average cost of $14.76 per share.
Bank of Granite Corporation’s common stock trades on The NASDAQ Global Select MarketSM under the symbol “GRAN.” Bank of Granite Corporation is the parent company of Bank of Granite and Granite Mortgage. Bank of Granite operates 22 full-service banking offices in eight North Carolina counties—Burke, Caldwell, Catawba, Forsyth, Iredell, Mecklenburg, Watauga, and Wilkes. Granite Mortgage, a mortgage banking company headquartered in Winston-Salem, originates home mortgages in Fayetteville, Greensboro/High Point, and Salisbury, North Carolina, in addition to Bank of Granite’s markets.
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For further information, please contact Kirby Tyndall, Chief Financial Officer at Voice (828) 496-2026, Fax (828) 496-2010 or Internet: ktyndall@bankofgranite.com.

P.O. Box 128 Granite Falls, NC 28630	www.bankofgranite.com